Exhibit 10.10

1 Circle star way, suite 200 San Carlos, CA 94070 tel (650) 226-4600 fax (650) 556-1190 www.demandtec.com
November 1, 2006
Mr. Mike Frandsen
Dear Mike:
     DemandTec, Inc. (the “Company”) and TradePoint Solutions, Inc. (“TradePoint”) have entered into an Agreement and Plan of Merger dated October 6, 2006 (the “Merger Agreement”), pursuant to which TradePoint will become a subsidiary of DemandTec. We are pleased to offer you continued employment following the merger, on the terms and conditions set forth below:
     1. Effectiveness. This letter constitutes a binding offer of employment effective only upon the Closing Date (hereafter referred to as the “Effective Date”) as defined in the Merger Agreement, currently anticipated to be November 6, 2006. In the event the Merger Agreement is terminated for any reason without the Effective Date having occurred, this offer letter shall be terminated without further obligation or liability of either party.
     2. Position. From and after the Effective Date, the Company will employ you in a full-time position as Senior Vice President, Products and Product Strategy, initially reporting to the CEO. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
     3. Cash Compensation. The Company will pay you a starting salary at the rate of $225,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition to your salary, you will be eligible to receive an annual performance bonus of $75,000 in accordance with the incentive compensation plan that was in effect at TradePoint prior to the Effective Date. The period of measurement for your incentive plan began on January 1, 2006 and ends on December 31, 2006. The bonus will be pro-rated for the period from the Start Date through and including December 31, 2006.
     4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. These benefits are described in the employee benefit summary that will be presented to you upon your first day of employment. In addition, you will be entitled to paid time off in accordance with the Company’s Paid Time Off Policy, as in effect from time to time.
     5. Stock Options. So that you may participate in the Company’s success, you will be granted two options to purchase a total of 158,260 shares of the Company’s Common Stock, subject to the approval of the Company’s Board of Directors. The exercise price of such shares will be equal to the fair market value per share on the date the options are granted, as determined by the Company’s Board of Directors. The options will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The first option of 66,000 shares will vest in 25% of the option shares after six months of continuous service, and the balance will vest in equal monthly installments over the next 18 months of continuous service, as described in the applicable Stock Option Agreement. The second option of 92,260 shares will vest in 12.5% of the option shares after six months of continuous service, and the balance will vest in equal monthly installments over the next 42 months of continuous service, as described in the applicable Stock Option Agreement.

     6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
     7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
     8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
     9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
     10. Entire Agreement. This letter agreement supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter agreement.
     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to Steve Feller, Senior Director of Human Resources. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on the Effective Date.
If you have any questions, please contact your manager, or call Steve Feller at 650-226-4625.

Very truly yours,

/s/ Mark Culhane

Mark Culhane
Executive Vice President and Chief Financial Officer
DemandTec, Inc

I have read and accept this employment offer.

/s/ Mike Frandsen	11-1-06

Signature of Mike Frandsen	Date
Attachment: Employee Proprietary Information and Inventions Agreement

DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94070
May 15, 2007
Mr. Mike Frandsen
Dear Mike:
          We are pleased to inform you that on May 15, 2007, the Board of Directors of DemandTec, Inc. (the “Company”) approved the following supplement to the letter agreement dated November 1, 2006, between you and the Company (the “Prior Agreement”).
          1.      Accelerated Vesting. This Section 1 applies to all of the options to purchase shares of the Company’s Common Stock granted to you during your employment with the Company, as well as any shares of the Company’s Common Stock that you may already have purchased under options previously granted to you (collectively, the “Options”). If a Change in Control occurs while you remain employed with the Company and you are subject to a Constructive Termination within 12 months after that Change in Control, then you will vest in 50% of the remaining unvested shares under each of the Options.
          2.      Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability, then you will be entitled to the following benefits:
     (a)      The Company will continue to pay your base salary for a period of three months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. However, if you are considered a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the regulations thereunder when your employment terminates, then (i) the salary continuation payments under this Subsection (a) will commence on the earliest practicable date that occurs more than six months after the employment termination date and (ii) the installments that otherwise would have been paid during the first six months following the employment termination date will be paid to you in a lump sum on the earliest practicable date that occurs more than six months after the employment termination date.
     (b)      If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the

Mr. Mike Frandsen
May 15, 2007

same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the three-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
However, this Section 2 will not apply unless you (i) resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, (ii) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (iii) have returned all Company property.
          3.      Definitions. The following terms have the meaning set forth below wherever they are used in this supplemental letter agreement:
          “Cause” means (a) any breach of the Proprietary Information and Inventions Agreement between you and the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State or any crime involving moral turpitude, (c) your participation in any fraud against the Company or (d) your intentional damage to any material property of the Company or other gross misconduct.
          “Change in Control” means (a) a sale, lease or other disposition of all or substantially all of the assets of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation or (c) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise. The foregoing notwithstanding, a merger or consolidation or a reverse merger does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.
          “Constructive Termination” means either (a) that your service is terminated by the Company without Cause or (b) that you resign because (i) you have been assigned to duties that reflect a material adverse change in your authority or responsibility with the Company or any successor, (ii) the annual rate of your base salary was reduced by the Company or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more.
          “Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

Mr. Mike Frandsen
May 15, 2007

          4.      Prior Agreement. Except as expressly set forth above, the Prior Agreement shall remain in effect.
          Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours, DemandTec, Inc.
By:	/s/ Dan Fishback
Dan Fishback
President and Chief Executive Officer

Accepted and Agreed to:

/s/ Mike Frandsen
Mike Frandsen

5/15/07
Date